CERTIFICATE OF AMENDMENT

                             OF THE

                  CERTIFICATE OF INCORPORATION

                               OF

                 PHILLIPS-VAN HEUSEN CORPORATION


          The undersigned, being the President of PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (the "Corporation"), does, pursuant to Section 242 of the General Corporation Law of the State of Delaware, hereby certify that:
     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by striking out ARTICLE FIFTH thereof in its entirety and by substituting in lieu thereof the following:

          "FIFTH: The Board of Directors shall consist of not less than 9 nor more than 21 members as determined from time to time by the Board of Directors."

     SECOND: The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors of the Corporation and by the vote of not less than 80% of the outstanding common stock of the Corporation (the only outstanding stock of the Corporation entitled to vote thereon).

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment and affirms, under penalties of perjury, that this instrument is the act or deed of the undersigned and the facts stated herein are true.

Dated this 18th day of June, 1996.




                                   /s/ Bruce J. Klatsky
                                   Bruce J. Klatsky
                                   President


































                                2